                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                           National Steel Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of class of securities)

                                    637844309
 -------------------------------------------------------------------------------
                                 (CUSIP number)



       Check the following box if a fee is being paid with this statement [X]
       (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP NO.        637844309              13G               PAGE    2 OF  9 PAGES


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                      Morgan Stanley, Dean Witter, Discover & Co.
                      IRS # 39-314-5972
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      The state of organization is Delaware.

--------------------------------------------------------------------------------
NUMBER OF                       5        SOLE VOTING POWER
SHARES                                                    0
                                ------------------------------------------------
BENEFICIALLY                    6        SHARED VOTING POWER
OWNED BY                                          2,131,539
                                ------------------------------------------------
EACH                            7        SOLE DISPOSITIVE POWER
REPORTING                                                 0
                                ------------------------------------------------
PERSON WITH                     8        SHARED DISPOSITIVE POWER
                                                  2,310,139
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      2,310,139

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                     [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             10.90%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                      IA, CO
--------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO.        637844309              13G                PAGE  3 OF  9 PAGES


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                  Miller Anderson & Sherrerd LLP
                  IRS # 23-17441222
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]

--------------------------------------------------------------------------------
3            SEC USE ONLY


--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                  The state of organization is Delaware.

--------------------------------------------------------------------------------
NUMBER OF                   5        SOLE VOTING POWER
SHARES                                                  0
                            ----------------------------------------------------
BENEFICIALLY                6        SHARED VOTING POWER
OWNED BY                                        2,011,900
                            ----------------------------------------------------
EACH                        7        SOLE DISPOSITIVE POWER
REPORTING                                               0
                            ----------------------------------------------------
PERSON WITH                 8        SHARED DISPOSITIVE POWER
                                                2,176,400
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,176,400

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                     [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         10.27%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                  IA, CO
--------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO.      637844309        13G                  PAGE    4  OF   9 PAGES


Item  1 (a)                         Name  of  Issuer
------------                        -------------------

                                    National Steel Corporation

Item  1 (b)                         Address  of  issuer's  principal  executive
------------                        -------------------------------------------
                                    offices
                                    -------

                                    4100 Edison Lakes Parkway
                                    Mishawaka, IN 46545

Item  2 (a)                         Name  of  person  filing
------------                        --------------------------------------

                               (a   Morgan Stanley, Dean Witter, Discover & Co.

                               (b)  Miller Anderson & Sherrerd LLP

Item  2 (b)                         Principal  business  office
------------                        --------------------------------------

                               (a)  1585 Broadway
                                    New  York,  New  York  10036

                               (b)  1 Tower Bridge  Suite 1100
                                    West Conshohocken, PA 19428

Item  2 (c)                         Citizenship
------------                        -------------------

                                    Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                         Title  of  class  of  Securities
------------                        --------------------------------------

                                    Common  Stock

Item  2 (e)                         Cusip  No.
------------                        -------------------

                                    637844309

Item  3                        (a)  Morgan  Stanley, Dean Witter, Discover & Co.
------------                        is (e) an Investment Adviser
                                    registered under section 203 of
                                    the Investment Advisers Act of 1940.

                               (b) Miller Anderson & Sherrerd LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item  4                             Ownership
------------                        -------------------

                                    Incorporated  by  reference  to  Items  (5)
                                    - (9)  and  (11)  of  the cover  page.
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CUSIP NO.    637844309                 13G                PAGE 5 OF 9 PAGES




Item    5                  Ownership  of  5  Percent  or  Less  of  a  Class
---------                  -------------------------------------------------

                           Inapplicable

Item    6                  Ownership  of  More  than  5  Percent  on  Behalf  of
---------                  -----------------------------------------------------
                           Another  Person
                           ---------------

                           Accounts managed on a discretionary basis by Miller, Anderson & Sherrerd, LLP, a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. No such account holds more than 5 percent of the class.

Item    7                  Identification  and  Classification  of  the
---------                  -------------------------------------------------
                           Subsidiary  Which  Acquired the  Security  Being
                           -------------------------------------------------
                           Reported  on  By  the  Parent  Holding  Company
                           -------------------------------------------------


                           Inapplicable

Item    8                  Identification  and  Classification  of  Members
---------                  ------------------------------------------------
                           of  the  Group
                           --------------

                           Inapplicable

Item    9                  Notice  of  Dissolution  of  Group
---------                  ------------------------------------------------

                           Inapplicable

Item   10                  Certification
---------                  -------------

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP NO.  637844309                    13G              PAGE  6 OF  9 PAGES





                              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               Date :         December 8, 1997

               Signature :    /s/ Donald P. Ryan
                              ----------------------------------------------

               Name / Title : Donald P. Ryan / Vice President Morgan Stanley
                              Asset Management Inc.
                              -----------------------------------------------
                              MILLER ANDERSON & SHERRERD LLP

               Date :         December 8, 1997

               Signature :    /s/ Bruce Bromberg
                              -----------------------------------------------

               Name / Title : Bruce Bromberg  /  Morgan  Stanley &  Co.,
                              Incorporated
                              -----------------------------------------------
                              MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                              INDEX  TO  EXHIBITS                         PAGE


 EXHIBIT  1     Agreement to Make a Joint Filing                            7
 -----------



 EXHIBIT  2     Secretary's Certificate Authorizing Bruce Bromberg          8
 -----------    to Sign on behalf of Morgan Stanley, Dean Witter,
                Discover & Co.



 EXHIBIT  3     Secretary's Certificate Authorizing Donald P. Ryan          9
 -----------    to Sign on behalf of Miller Anderson & Sherrerd LLP